FORM 3

                  U. S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
                          (Print of Type Responses)
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1. Name and Address of Reporting Person*

     Moll                             Loren
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     (Last)                          (First)                     (Middle)

     7889 West 154th St.
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                                    (Street)

     Overland Park                     KS                         66223
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     (City)                         (State)                       (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)
                                        October 8, 2002
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Petrol Oil & Gas, Inc. (formerly Euro Technology Outfitters) Not Trading
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer--(give title below)    [   ]  Other--(specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check Applicable Line)

     _X__  Form filed by One Reporting Person

     ___  Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned
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                                                           4. Nature of
                 2.Amount of          3.Ownership From:       Indirect
1.Title of          Securities           Direct (D) or        Beneficial
Security          Beneficially         Indirect (I)         Ownership
(Instr. 4)        Owned (Instr. 4)     (Instr. 5)           (Instr. 5)
Common Stock   3,100,000                D

Reminder:Report  on  a  separate  line  for each class  of  securities  owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).


            Table II -- Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
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1. Title   2. Date             3. Title    4.          5.         6. Nature
of         Exercisable and     and Amount  Conversio   Ownership  of
Derivativ  Expiration Date     of          n or        Form of    Indirect
e          (Month/Day/Year)    Securities  Exercise    Derivativ  Beneficial
Security                       Underlying  Price pf    e          Ownership
(Inst. 4)                      Derivative  Derivativ   Security:  (Instr. 5)
                               Security    e           Direct
                               (Instr. 4)  Security    (D) pr
                                                       Indirect
                                                       (I)
                                                       (Instr.
                                                       5)
           Date       Expirat
           Exercisab  ion
           le         Date
N/A        N/A        N/A      N/A    N/A  N/A         N/A        N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Loren Moll                                      10/22/02
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   **Signature of Reporting Person                        Date


*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v)
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed.
     If space is insufficient, see Instruction 6 for procedure.